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                                                                    EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES NO DISTRIBUTION FOR MARCH 2006

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                      NEWS
                                                       RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (February 24, 2006) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today there will be no Trust income distribution for the month of March 2006 for Unitholders of record on March 6, 2006. This release relates to production for the month of December 2005.

As more fully described in the Trust's periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts.

As more fully described in the Trust's press release issued January 20, 2006, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. In light of this, the Trustee determined to reserve an additional $424,933, that would have otherwise been distributed to the unitholders on March 6, 2006 for the payment of the Trust's likely general and administrative expenses in the foreseeable future. As of February 24, 2006 the gross cumulative amount reserved is $1,160,300, net of Trust expense of $409,042 the reserve amount is $751,258. The Trustee intends to release all or a portion of the reserved funds, to the extent they are no longer necessary, as soon as the effects of the storm damage on the production facilities and the resulting effects on revenues to the Trust from the affected properties become reasonably certain.

The Working Interest Owner ("Owner"), under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). As more fully described in the Trust's press release issued January 20, 2006, the actual amounts of certain of these costs, including those affecting East Cameron 195, which is included in the Offshore Louisiana properties, appear likely to be substantially increased over those previously estimated as a result of damage caused by the 2005 hurricanes.

The $424,933 that the Trustee is reserving for the month of December does not include any proceeds from the Jay Field or South Pass properties due to excess production costs. Excess production costs to be recouped from future proceeds at the Jay Field and South Pass properties totaled $1,838,436 and $128,697 respectively.

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Gross Proceeds prior to deductions for Production Costs for the month of
December 2005 by property are as follows: $2,105,603 for Jay Field property, $0 for South Pass 89 property, and $507,452 for Offshore Louisiana property.

Production Costs for the month of December 2005 by property are as follows:
$3,944,039 for Jay Field property, $128,697 for South Pass 89 property and $65,088 for Offshore Louisiana property.

There was no deduction made for the Special Cost Escrow in December 2005. Fee Lands Royalties for the month of December 2005 totaled $26,805. Trust related expenses for the month of December 2005 totaled $86,824.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

The Trust income distribution announcement for the month of April will be made on or about March 24, 2006.


CONTACT:          LL&E ROYALTY TRUST
                  JPMORGAN CHASE BANK, N.A., AS TRUSTEE
                  MIKE ULRICH
                  (800) 852-1422
                  WWW.BUSINESSWIRE.COM/CNN/LRT.HTM